UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2021

GrandSouth Bancorporation

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-31937	57-1104394
(Commission File Number)	(IRS Employer Identification No.)

381 Halton Road, Greenville, South Carolina	29607
(Address of principal executive offices)	(Zip Code)

(864) 770-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 31, 2021, GrandSouth Bank (the “Bank”), the wholly-owned operating subsidiary of GrandSouth Bancorporation (the “Company”), entered into a Salary Continuation Agreement with JB Schwiers, the Bank’s President and Chief Executive Officer, to be effective January 1, 2021.

Pursuant to the Salary Continuation Agreement, unless a separation from service occurs before his normal retirement age, which is the age of 65 years old, Mr. Schwiers’ Salary Continuation Agreement provides for an annual supplemental retirement benefit of $100,000 to be paid in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which he attains the normal retirement age and for a 15-year term certain period.

If a separation from service occurs before normal retirement age for reasons other than death, disability, or termination for cause (an “early termination”), Mr. Schwiers will receive an early termination benefit, which is calculated by taking the accrual balance (as defined in the Salary Continuation Agreement) existing at the end of the month immediately before the month in which separation from service occurs and amortizing this resulting amount over a 15-year term certain period, beginning with his normal retirement age. No interest or earnings shall be credited to the accrual balance from Mr. Schwiers’ separation from service through his normal retirement age. The Bank will pay this annual early termination benefit as calculated in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which he attains the normal retirement age and for a 15-year term certain period. However, all of Mr. Schwiers’ early termination benefits will be forfeited if he breaches the restrictive covenants found in Section 10 of his Noncompetition, Severance and Employment Agreement with the Bank, dated June 29, 2019 (the “Employment Agreement”), or similar provisions in any effective severance or employment agreement hereafter entered into between Mr. Schwiers and the Bank and/or the Company.

If a separation from service occurs before normal retirement age because of disability (as defined in the Employment Agreement), Mr. Schwiers’ disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs and amortizing this resulting amount over a 15-year term certain period, beginning with his normal retirement age. No interest or earnings shall be credited to the accrual balance from Mr. Schwiers’ separation from service through his normal retirement age. Beginning with the later of (x) the seventh month after his separation from service, or (y) the month immediately after the month in which he attains the normal retirement age, the Bank will pay the disability benefit to Mr. Schwiers in 12 equal monthly installments on the first day of each month and for a 15-year term certain period.

If Mr. Schwiers dies in active service to the Bank before normal retirement age, his beneficiary will be entitled to an amount equal to his accrual balance at the time of his death, payable within 60 days of his death. If he dies before any separation from service and is receiving his normal retirement benefit, but has not received his normal retirement benefit for the full 15-year term certain period, his beneficiary will be entitled to, at the Bank’s sole discretion upon his death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at his death of his remaining salary continuation benefits, paid to his beneficiary in a lump-sum payment within 60 days of his death; or (ii) his remaining salary continuation benefits, paid to his beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

The Bank will not pay any benefits under Mr. Schwiers’ Salary Continuation Agreement and the agreement will terminate if separation from service is the result of termination for cause (as defined in Mr. Schwiers’ Employment Agreement).

The foregoing summary of the material features of Mr. Schwiers’ Salary Continuation Agreement is qualified in its entirety by reference to the provisions of the agreement, which is attached as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit index lists the exhibit that is furnished with this Current Report on Form 8-K:

EXHIBIT INDEX

Exhibit No.	Description

10.1	Salary Continuation Agreement, by and between GrandSouth Bank and JB Schwiers, dated December 31, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDSOUTH BANCORPORATION

Dated: January 4, 2022	By:	/s/ John B. Garrett
	Name:	John B. Garrett
	Title:	Chief Financial Officer